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                                                                    Exhibit 99.1

                   RPM REPORTS POSITIVE FIRST-QUARTER OUTLOOK
                      COMPANY CITES STRONG INTERNAL GROWTH

MEDINA, Ohio - September 27, 2004 - RPM International Inc. (NYSE: RPM) announced today that sales for its fiscal 2005 first quarter, ended August 31, 2004, will be approximately 13-14 percent higher than same-period sales a year ago.

"More than 80 percent of this sales increase represents internal growth," said Frank C. Sullivan, president and CEO, "with both operating segments producing double-digit gains. The momentum in our industrial businesses, which began during the second half of fiscal 2004, continued through this first quarter. Our consumer segment continues to generate solid results comparable to the levels we have seen the past couple of years."

First-quarter earnings and earnings per share are expected to increase 13-15 percent over the previous year's first-quarter results.

The company further indicated that while pricing initiatives are being phased in, higher material costs remain a challenge. In addition, RPM estimates that its quarterly asbestos costs, the details of which will be set forth in the company's report on Form 10-Q, will amount to approximately $19 million. Overall, these quarterly costs and claims activity remain in line with the company's expectations, and are consistent with the assumptions underlying its reserve.

RPM's anticipated results will also reflect the early adoption of FAS 123 ("Accounting for Stock-Based Compensation") and a reclassification of co-op advertising expenses to be more in conformity with industry practice. The adoption of FAS 123 is expected to impact first-quarter earnings by approximately one-half cent per share. The reclassification will not impact earnings results, but will reduce reported net sales and SG&A expenses by the same amount, estimated to be 1-1.5 percent of sales for fiscal 2005. Prior periods will also be reclassified for comparability purposes.

"We are very pleased with these initial results for our first quarter, which fall well in line with our full-year fiscal 2005 guidance for high-single-digit growth in revenue and 10-12 percent growth in earnings," Sullivan added. "We will be presenting our complete first-quarter results the morning of October 6, when we will be issuing our earnings release followed by our conference call."

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM's industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. RPM's consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact Glenn R. Hasman, Vice President of Finance and Communications, at 330-273-8820 or ghasman@rpminc.com.

This press release contains "forward-looking statements" relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management's expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents;
(c) continued growth in demand for the company's products; (d) legal, environmental and litigation risks inherent in the company's construction and chemicals businesses and risks related to the adequacy of the company's existing reserves and insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company's foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company's ongoing acquisition and divestiture activities; (i) risks inherent in its contingent liability reserves, including asbestos; and other risks detailed in the company's other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company's prospectus included as part of the company's Registration Statement on Form S-4 (File No. 333-114259). RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.